EXHIBIT (14)

Consent of Independent Registered Public Accounting Firm
We consent to the references to our firm under the captions “Independent Registered Public Accounting Firm”, “Financial Highlights,” “Appendix A – Agreement and Plan of Reorganization,” and “Appendix B – Financial Highlights” in the Combined Information Statement/Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information each included in this Registration Statement (Form N-14) of Neuberger Berman ETF Trust.
We also consent to the references to our firm under the caption “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, each dated December 19, 2022, each included in Post-Effective Amendment No. 228 to the Registration Statement (Form N-1A, File No. 002-11357) of Neuberger Berman Equity Funds, filed with the Securities and Exchange Commission, and incorporated by reference into the Combined Information Statement/Prospectus included in this Registration Statement.
We also consent to the incorporation by reference of our report dated October 27, 2022, with respect to the financial statements and financial highlights of Neuberger Berman Greater China Equity Fund and Neuberger Berman Global Real Estate Fund (two of the series constituting Neuberger Berman Equity Funds) included in the Annual Report to Shareholders (Form N-CSR) for the year ended August 31, 2022, into this Registration Statement, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Boston, Massachusetts
June 22, 2023